GT.COM Grant Thornton LLP is a U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership. GRANT THORNTON LLP 757 Third Ave., 9th Floor New York, NY 10017-2013 D +1 212 599 0100 F +1 212 370 4520 June 30, 2025 U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549 Re: Anterix Inc. File No. 001-36827 Dear Sir or Madam: We have read Item 4.01 of Form 8-K of Anterix Inc. dated June 25, 2025, and agree with the statements concerning our Firm contained therein. Very truly yours,